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                                                                   EXHIBIT 10.29

                      [HALLMARK ENTERTAINMENT LETTERHEAD]


                                January 28, 1999

George Stein
1640 Layton Drive
Cherry Hills, Colorado 80110

Dear George:

     This will confirm our agreement regarding your separation from Hallmark Entertainment Networks, Inc. ("HEN" or "the Company") effective January 31, 1999, with your duties to end on that date.

     In connection with your separation, HEN agrees to do the following:

     1. To pay you your full pay (less appropriate payroll deductions) through January 31, 1999.

     2. To continue your current HEN health insurance and benefits and life insurance through January 31, 1999.

     3. Provided you have first returned a copy of this signed agreement to HEN, to pay you the following lump sum amounts (less appropriate payroll deductions) within 15 business days after the designated dates: $2.0 million - January 31, 2000; $1.0 million - January 31, 2001; and $1.0 million - January 31, 2002.

     4. Provided you have first returned a copy of this signed agreement to HEN, in addition to the payments provided for in paragraph 3 above, to pay you $2.0 million dollars within 15 business days after January 31, 2001 in the event HEN or any successor company completes an IPO prior to January 31, 2001. In the event HEN or any successor company completes an IPO after January 31, 2001 but prior to January 31, 2002, in addition to the payments provided for in paragraph 3 above, HEN will pay you $1.0 million within 15 business days after January 31, 2002.

     5. To pay for your COBRA medical and dental continuation coverage, for you and your eligible dependents through December 31, 1999, provided you have first returned a copy of this signed agreement to HEN. COBRA payments shall continue only as long as you or your dependents are eligible for COBRA continuation coverage. After December 31, 1999, COBRA coverage is available at your expense, so long as you and your dependents meet all eligibility requirements under
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George Stein
January 28, 1999
Page 2


COBRA. HEN further agrees to pay the premium for the current company paid term life insurance carried for HEN employees through December 31, 1999.

     6. To pay you within 15 working days after January 31, 1999, an amount equal to the number of vacation days you have accrued but not used for 1999 (less appropriate payroll deductions), as compensation for all accrued vacation time that may be due to you now or in the future.

     7. Provided you have first returned a copy of this signed agreement to HEN, to pay you within 15 business days after January 31, 1999, or the date you return this signed agreement to Hallmark, whichever is later, a lump sum amount of Three Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($366,667.00) (less appropriate payroll deductions) within 15 business days after January 31, 1999, or the date you return this signed agreement to Hallmark, whichever is later, in lieu of continuing your salary payments through December 31, 1999.

     8. Provided you have first returned a copy of this signed agreement to HEN, to pay you within 15 business days after January 31, 1999, or the date you return this signed agreement to Hallmark, whichever is later, a lump sum amount of Thirty Three Thousand Two Hundred Fifty Dollars ($33,250.00) (less appropriate payroll deductions) in lieu of receiving a car allowance through December 31, 2001.

     9. Provided you have first returned a copy of this signed agreement to HEN, to pay you within 15 business days after January 31, 1999, or the date you return this signed agreement to Hallmark, whichever is later, a lump sum amount of Forty Thousand Dollars ($40,000.00) (less appropriate payroll deductions) in lieu of the ten percent bonus issued to HEN employees for 1998.

     10. Provided you have first returned a copy of this signed agreement to HEN, to pay you within 15 business days after January 31, 1999, or the date you return this signed agreement to Hallmark, whichever is later, a lump sum amount of Thirty Thousand Dollars ($30,000.00) (less appropriate payroll deductions) in lieu of receiving outplacement services paid by HEN.

     11. Provided you have first returned a copy of this signed agreement to HEN, to allow you to retain the computer, printer, fax, and laptop which you currently use at the office.

     12. To pay you a lump sum amount of Thirty Thousand Dollars
($30,000.00) (less appropriate payroll deductions) to assist with the FICA expenses associated with the deferred payments under paragraph 3 above.
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George Stein
January 28, 1999
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         In return for the above payments and benefits, you agree to do the following:

         A. To sign and return a copy of this letter. You have 21 days from the date you receive this letter in which to consult an attorney and consider whether you want to accept and sign this agreement. The agreement will become effective seven (7) days after you sign it, and you have the right to revoke the agreement during that seven (7) day period. You agree that any changes to this Agreement, whether material or immaterial, will not restart the running of the 21-day period.

         B. To release and forever discharge Hallmark Entertainment Networks, Inc. and its parent companies, subsidiaries, affiliates, joint venturers and their respective officers, agents, directors, employees and all other persons, firms, and corporations whomsoever, of and from all liability, actions, claims (including any rights and claims under the Age Discrimination in Employment Act and any other employment discrimination claims), demands, damages, costs and expenses, which you may now or hereafter have on account of, arising out of, or in connection with all transactions between you and the parties herein released through the date this agreement is executed, including, but not limited to, your employment and the termination thereof.

         C. To make no disclosure or use whatsoever of any trade secret or confidential information of any type which heretofore has been designated or treated as confidential by the Company or any of its parent, subsidiary, joint venturer or affiliated companies ("the Companies") relating to the business of the Companies, including without limitation, all types of trade secrets, business strategies, marketing and distribution plans and financial information. This provision does not apply to information which becomes or is available publicly through no fault of your own.

         D. To not retain any business records or documents relating to any activity of the Company or any of its parent, subsidiary, joint venturer or affiliated companies, and to return and not retain any business records, documents and property belonging to the company or its parent, subsidiary, joint venturer and affiliated companies, except as provided in this agreement.

         E. To not publicize or disclose or cause, permit or authorize the publication or disclosure of the terms of this agreement or the negotiations leading to this agreement, except in confidence to your spouse, to your attorney or financial advisor you have retained to assist you in preparation of your tax returns or other financial or legal matters, provided that before disclosing anything regarding the terms of the agreement you first inform such persons of the confidentiality of this agreement and obtain their agreement to maintain the confidentiality of the agreement.

         F. To cooperate with the Company and its parent, subsidiary, joint venturer and affiliated companies in the defense of any legal matter involving any other employee of these companies or involving any other matter that arose during your employment, provided that the Company will reimburse you for your reasonable travel and out-of-pocket expenses incurred in providing such cooperation and assistance.



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George Stein
January 28, 1999
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     G. That you are owed no additional compensation in connection with the termination of your employment, and that neither HEN nor and its parent companies, subsidiaries, affiliates, joint venturers will have any obligation to provide you at any time in the future any payments, other than those provided for in this agreement.

     H. That for the period through January 31, 2001, you will not attempt to recruit any employee working for or rendering substantial services to HEN, HEI, the Kermit Channel, or the Odyssey Channel, including without limitation, all executive and managerial employees of these companies. If you hire, directly or indirectly, any such employee, you will forfeit Two Hundred Fifty Thousand Dollars ($250,000.00) per employee from the payments to be made under paragraphs 3 and 4 above.

     I. To be responsible for payment of any personal taxes due from me associated with the value of any compensation, benefits or items provided pursuant to this agreement.

     The parties agree:

     (i). To submit any dispute concerning this Agreement or Stein's employment and termination of employment to binding arbitration in Colorado before an arbitrator agreed upon by the parties or failing to agree, as selected by the American Arbitration Association. Any such arbitration shall be pursuant to the American Arbitration Association rules.

     (ii). No waiver, modification, or amendment of any term, condition or provision of this Agreement shall be valid or have any force or affect unless made in writing and signed by the parties.

     (iii). This Agreement supersedes and terminates all prior agreements, including but not limited to any oral agreements between you and HEN or its parent companies, subsidiaries, affiliates, joint ventures and sets out the full agreement between the parties concerning its subject matter.

     (iv). This Agreement shall be governed by and construed under the laws of the State of Colorado.

     (v). This agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. The executed copies may be sent by telecopier to the other parties and will be considered executed as of the day of the telecopied signature. The original signature pages should be sent by mail to each party so they will have a fully executed original agreement.

     (vi). Hallmark Entertainment, Inc. guarantees the payments provided for under the terms of this agreement in the event that (a) HEN is unable to perform its obligations under this
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George Stein
January 28, 1999
Page 5


Agreement; or (b) any successor in interest to, or the assign of HEN is unable to perform the obligations of HEN under this Agreement.

         Please acknowledge your acceptance of this agreement by signing and returning triplicate originals of this letter.


                                           Very truly yours,

                                           HALLMARK ENTERTAINMENT NETWORKS, INC.

                                           By /s/ PETER VON GAL
                                             ----------------------------------
                                             PETER VON GAL

                                           HALLMARK ENTERTAINMENT, INC.

                                           By /s/ PETER VON GAL
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                                             PETER VON GAL


         Agreed to this 28th day of January, 1999.


                                           /s/ GEORGE STEIN
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                                           GEORGE STEIN